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                                                                    EXHIBIT 99.1


                                        For more information, contact:

                                        Lawrence J. Ramaekers
                                        Chief Executive Officer
                                        (225) 987-2760

                                        Release Date: June 8, 2000



UNITED COMPANIES FILES FIRST AMENDED PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

BATON ROUGE, LA - United Companies Financial Corporation (OTC:UCFNQ) today announced that it and certain of its subsidiaries filed an amended plan of reorganization and a disclosure statement in connection with their chapter 11 cases which are pending in the United States Bankruptcy Court for the District of Delaware in Wilmington. The amended plan of reorganization follows the Company's announcement on May 30, 2000 that it had entered into definitive purchase agreements with EMC Mortgage Corporation and EMC Mortgage Acquisition Corp., subsidiaries of The Bear Stearns Companies, Inc., for the sale of substantially all of its whole loan portfolio and REO properties, assets related to its mortgage servicing operations, and its interest only and residual interests. A hearing in the Bankruptcy Court on the disclosure statement is scheduled for July 6, 2000.

      United Companies is a specialty finance company that services non-traditional consumer loan products.

      The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan facilities in amounts necessary to fund the Company's operations; the successful disposition of its existing loan portfolio and repossessed real estate properties; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale


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for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.


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